UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2013

CORONADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 New England Executive Park, Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 25, 2013, the Board of Directors of Coronado Biosciences, Inc. (the “Company”) approved several amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”). Article II, Section 4 of the Company’s Second Amended and Restated Bylaws (the “Amended Bylaws”) provides that if a quorum is not present or represented at a stockholders meeting, then only the Chairman, and not the stockholders present in person or represented by proxy as provided in the Bylaws, may adjourn the meeting. Article II, Section 6 of the Amended Bylaws provides that stockholders may take corporate action only at stockholder meetings and not by written consent as permitted by the Bylaws. Article II, Section 7 of the Amended Bylaws addresses various matters regarding stockholder proposals (including director nominations) to be brought at annual and special meetings, such as requirements about the nature of proposals, and the procedures and specifications of stockholder notice of proposals and, in certain cases, of solicitations regarding proposals. Article III, Section 2 of the Amended Bylaws provides that the Company’s Board of Directors will consist of between one and nine members. Article III, Section 3 provides that vacancies on the Board may be filled only by a majority of the remaining directors, even if less than a quorum, and that stockholders may not fill vacancies on the Board other than at a duly called stockholders meeting. The foregoing description of the Amended Bylaws is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is attached as Exhibit 3.7 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.7	Second Amended and Restated Bylaws of Coronado Biosciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

Date: October 31, 2013	/s/ Dale Ritter
Dale Ritter, Senior Vice President, Finance